EXHIBIT 10.4

SECOND AMENDMENT TO

SECURITIES PURCHASE AGREEMENT

This Second Amendment to Securities Purchase Agreement (this “Amendment”), dated as of January 15, 2008, amends that certain Securities Purchase Agreement, dated as of July 31, 2007, as amended on November 1, 2007 (the “Prior Purchase Agreement”), by and among Ambient Corporation, a Delaware corporation (the “Company”), and the purchasers named therein, and is entered into by and among the Company, and the purchasers listed on Schedule I hereto (the “Purchasers”).

R E C I T A L S

WHEREAS, the Company and the Purchasers have entered into a Securities Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), and as an inducement for the Purchasers’ acquisition of the securities under the Purchase Agreement, the Company has agreed to amend the Prior Purchase Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Prior Agreement and otherwise agree as follows:

1.

Amendments.

(a)

Amendment to Section 1.2(a).  Section 1.2(a) of the Prior Purchase Agreement is hereby amended as follows (deletions have been stricken and additions are in bold):

(a)

Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchasers and, in consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase the Notes and Warrants for an aggregate purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Purchase Price”).  The closing of the purchase and sale of the Notes and Warrants to be acquired by the Purchasers from the Company under this Agreement shall take place at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 (the “Closing ”) at 10:00 a.m., New York time (i) on or before July 31, 2007; provided, that all of the conditions set forth in Article IV hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith, or (ii) at such other time and place or on such date as the Purchasers and the Company may agree upon (the “Closing Date”).  The Purchasers acknowledge and agree that the Company may consummate the sale of additional Notes and Warrants to other purchasers, on terms substantially similar to the terms of this Agreement and the other Transaction Documents (as defined in Section 2.1(b) hereof), including without limitation, all pricing terms, which closing shall occur which closing shall occur no later than March 28, 2008, for an aggregate purchase price of up to 10,000,000 (the “Additional Note and Warrant Financing”); provided that each Purchaser shall have a right to exchange the Notes and Warrants acquired by it hereunder for Notes and Warrants issued in the Additional Note and Warrant Financing, if any Purchaser, in its sole discretion, determines that the Additional Note and Warrant Financing provides terms more favorable to purchasers thereof than the Transaction Documents provide to the Purchasers hereof.  The terms “Notes” and “Warrants” shall also be deemed to include the Additional Notes and Additional Warrants. Subject to the terms and conditions of this Agreement, at the Closing the Company shall deliver or cause to be delivered to each Purchaser (x) its Notes for the principal amount set forth opposite the name of such Purchaser on Exhibit A hereto, (y) its Warrants to purchase such number of shares of Common Stock as is set forth opposite the name of such Purchaser on Exhibit A attached hereto and (z) any other documents required to be delivered pursuant to Article IV hereof

(b)

Amendment to Section 3.20(b)(ii).  Section 3.20(b)(ii) of the Agreement is hereby amended as follows (deletions have been stricken and additions are in bold):

(ii)

securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the date of this Agreement or issued pursuant to this Agreement (so long as the conversion or exercise price of such securities is not lowered to a price below $.045 $.035 per share, and so long as the number of shares of Common Stock underlying such securities is not otherwise increased).

(c)

Amendment to Section 3.23(b)(iii).  Section 3.23(b)(iii) of the Agreement is hereby amended as follows (deletions have been stricken and additions are in bold):

(iii)

liens securing indebtedness of the Company or any subsidiaries which is in an aggregate principal amount not exceeding $500,000 and which liens are subordinate to liens on the same assets held by the Purchasers; provided that, the foregoing amount may be increased to $1,000,000 in the event that the Company does not March 28, 2008 issue Notes and Additional Notes with an aggregate principal amount of $17,500,000.

(d)

Amendment to Section 3.23(c)(iii).  Section 3.23(c)(iii) of the Agreement is hereby amended as follows (deletions have been stricken and additions are in bold):

(iii)

Indebtedness which may, from time to time be incurred or guaranteed by the Company which in the aggregate principal amount does not exceed $500,000 and is subordinate to the Indebtedness under this Agreement; provided that, the foregoing amount may be increased to $1,000,000 in the event that the Company does March 28, 2008 issue Notes and Additional Notes with an aggregate principal amount of $17,500,000.

2.

Ratification.  Except as expressly amended by this Amendment, the terms and conditions of the Prior Purchase Agreement are hereby confirmed and shall remain in full force and effect without impairment or modification.

3.

Conflict.  In the event of any conflict between the Prior Purchase Agreement and this Amendment, the terms of this Amendment shall govern.

4.

Certain Defined Terms.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Prior Purchase Agreement.

5.

Binding Effect.  The parties acknowledge and agree that this Amendment complies with all of the applicable terms and conditions set forth in Section 7.3 of the Prior Purchase Agreement that are necessary to effect an amendment to the Agreement that binds the parties and therefore, upon the execution and delivery hereof by the parties, this Amendment shall have such binding effect.

6.

Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law that would require the application of the laws of any other jurisdiction.

7.

Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective authorized representatives as of the day and year first above written.

AMBIENT CORPORATION

By:	/s/
Name:
Title:

PURCHASER:
VICIS CAPITAL MASTER FUND,
a sub-trust of Vicis Capital Series Master Trust

By:	Vicis Capital LLC

By:
Name:
Title: